Exhibit 99.1

CONTACT:	W. Gray Hudkins
President and
Chief Executive Officer
(631) 667-1200, ext. 226

Joseph P. Ciavarella
Vice President and
Chief Financial Officer
(631) 667-1200, ext. 233

FOR IMMEDIATE RELEASE

LANGER REPORTS OPERATING RESULTS FOR

THE THREE AND SIX MONTHS ENDED JUNE 30, 2006

Deer Park, New York — August 9, 2006 - Langer, Inc. (NASDAQ:GAIT) today reported a net loss for the three months ended June 30, 2006 of approximately $(482,000), or $(.05) per share on a fully diluted basis, compared to a net loss for the three months ended June 30, 2005 of approximately $(1,258,000), or $(.24) per share on a fully diluted basis.  The principal reason for the decrease in net loss in the three months ended June 30, 2006 was the absence of approximately $702,000 of interest expense and approximately $630,000 of write-off of debt related costs incurred during the three months ended June 30, 2005 with respect to debt issued in connection with the Silipos acquisition that was repaid in 2005.  Additionally, in the three months ended June 30, 2006, selling expenses decreased by approximately $320,000, or 15.9%, and general and administrative expenses decreased by approximately $227,000, or 8.8%, compared to the prior year’s three month period, as the Company instituted certain cost containment measures.

These expense reductions were partially offset by a reduction in gross profit of approximately $810,000 due to a decrease in net sales of 8.5% in the three months ended June 30, 2006, compared to the three months ended June 30, 2005.

For the six months ended June 30, 2006, Langer reported a net loss of approximately $(1,908,000), or $(.19) per share on a fully diluted basis, compared to net income of approximately

$187,000, or $.03 per share on a fully diluted basis for the six months ended June 30, 2005.  The principal reason for the decrease in net income for the six months ended June 30, 2006 compared to the six months ended June 30, 2005, was the decrease in net sales of approximately $2,910,000, or 14.2%, which resulted in a decrease in gross profit of approximately $2,678,000, or 28.3%.  In addition, for the six months ended June 30, 2006, net income decreased because net income in the six months ended June 30, 2005 included certain non-cash gains totalling $2,250,000  These reductions in net income were partially offset by a reduction in interest expense in the six months ended June 30, 2006 compared to the six months ended June 30, 2005, due to the interest expense incurred during the prior year period with respect to debt issued in connection with the Silipos acquisition of approximately $1,311,000, the write-off of unamortized debt discount and related debt placement costs of approximately $630,000, relating to the repayment of the $5,500,000 7% senior subordinated notes (the “Subordinated Notes”), which was included in interest expense in the prior year period, and a reduction of operating expenses totalling approximately $557,000 in the current six month period.

Net sales for the three months ended June 30, 2006 were approximately $9,194,000, compared to approximately $10,052,000 for the three months ended June 30, 2005, a decrease of 8.5%.  Net sales for the six months ended June 30, 2006 were approximately $17,539,000, compared to approximately $20,449,000 for the six months ended June 30, 2005, a decrease of 14.2%.

Cost of sales were 59.1% and 54.6% of net sales for the three months ended June 30, 2006 and 2005, respectively.  Gross profit as a percentage of net sales decreased to 40.9% for the three months ended June 30, 2006, compared to 45.4% for the three months ended June 30, 2005.  However, the gross profit of 40.9% in the three months ended June 30, 2006 reflected an increase over the gross profit of 36.3% in the first quarter of 2006.  Cost of sales were 61.3% and 53.7% of net sales for the six months ended June 30, 2006 and 2005, respectively.  Gross profit as a percentage of net sales decreased to 38.7% for the six months ended June 30, 2006, compared to 46.3% for the six months ended June 30, 2005.  Cost of sales did not decline as much as net sales because fixed manufacturing overhead, which was fairly consistent with the comparable prior year period, was not sufficiently offset by reductions in materials costs and direct labor.

Gray Hudkins, Langer’s President and Chief Executive Officer said, “Taken together with our operating results from the first quarter, our operating results for the six months ended June 30, 2006 are disappointing; however, we are encouraged by positive trends that resulted from our efforts to develop new business for Silipos, implement lean manufacturing in our custom product production facilities, refine our cost structure, and start to focus our sales efforts of the Langer custom product business on larger customers and institutional clients.  We believe that our controls over selling, general and administrative expenses and inventory management have been effective in reducing expenses and managing inventory levels.  Our operating expenses for the second quarter of 2006 were approximately $100,000 lower than the first quarter of 2006, and approximately $515,000 lower than the comparable prior year quarter.  Additionally, some of the new business initiatives into new markets designed to increase our revenue base are gaining momentum.”

General and administrative expenses for the three months ended June 30, 2006 were approximately $2,355,000, or 25.6% of net sales, compared to approximately $2,582,000, or 25.7% of net sales, for the three months ended June 30, 2005, representing a decrease of approximately $227,000.  General and administrative expenses for the six months ended June 30, 2006 were approximately $4,696,000, or 26.8% of net sales, compared to approximately $4,847,000, or 23.7% of net sales, for the six months ended June 30, 2005, representing a decrease of approximately $151,000.

Selling expenses for the three months ended June 30, 2006 were approximately $1,695,000, or 18.4% of net sales, compared to approximately $2,015,000, or 20.0% of net sales, for the three months ended June 30, 2005.  Selling expenses for the six months ended June 30, 2006 were approximately $3,523,000, or 20.1% of net sales, compared to approximately $3,954,000, or 19.3% of net sales, for the six months ended June 30, 2005.

Interest expense for the three months ended June 30, 2006 was approximately $278,000, compared to approximately $1,640,000 for the three months ended June 30, 2005, a decrease of approximately $1,362,000.  Interest expense for the six months ended June 30, 2006 was approximately $582,000, compared to approximately $2,558,000 for the six months ended June 30, 2005, a decrease of approximately $1,976,000.  Included in interest expense for the three and six months ended June 30, 2005 was approximately $702,000 and approximately $1,311,000, respectively, associated with the Silipos acquisition-related indebtedness, which included the amortization of debt discount and related debt placement costs totalling approximately $630,000 associated with the June 2005 repayment of the Subordinated Notes.

Cash and cash equivalents at June 30, 2006 were approximately $17,470,000, compared to approximately $18,829,000 at December 31, 2005, a decrease of approximately $1,359,000.  Working capital at June 30, 2006 was approximately $7,567,000, compared to approximately $9,204,000 at December 31, 2005, a decrease of approximately of $1,637,000.  The decreases in cash and cash equivalents was attributable to the cash used in operations and cash used for deposits on furniture for our new New York City office, and property and equipment, including leasehold improvements associated with the lean manufacturing initiative.  The decrease in working capital is attributable to the decrease in cash and cash equivalents resulting from cash used in operations, cash used for property and equipment, deposits, and increases in accounts payable. Additionally, the Company intends to use a substantial portion of its cash to repay the $14,439,000 4% convertible subordinated notes, plus accrued interest, which notes mature on August 31, 2006 (the “Convertible Notes”).

Mr. Hudkins concluded, “Our cash position, after paying off the Convertible Notes and the funding of our obligation for leasehold improvements, is expected to be sufficient to support existing operations.  We continue to look at potential synergistic acquisition targets and we have begun discussions with lenders to provide secured financing, both asset-based working capital financing and purchase money for acquisitions.”

Langer, Inc., together with its wholly owned subsidiary Silipos, Inc., designs, manufactures and distributes high quality medical products targeting the orthopedic, orthotic and prosthetic markets.  In addition, the Company offers a diverse line of skincare products for the medical and therapeutic markets.  The Company sells its products primarily in the U.S. and Canada, and in more than 30 other countries, to national, regional, international and independent medical distributors and directly to healthcare professionals.  Langer is based in Deer Park, New York, and has additional manufacturing facilities in Niagara Falls, New York, Anaheim, California, Montreal, Canada, Stoke-on-Trent, UK, and sales and marketing offices in Ontario, Canada and New York, New York.

Certain matters discussed in this press release constitute forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those projected.  The Company may use words such as “anticipates,” “believes,” “plans,” “expects,” “intends,” “future” and similar expressions to identify forward-looking statements. These risks and uncertainties are described in the Company’s filings with the Securities and Exchange Commission, including the Company’s 2005 Form 10-K and most recently filed Form 10-Qs and Form 8-Ks.

LANGER, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
(Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2006	2005	2006	2005

Net sales	$9,193,512	$10,051,744	$17,538,566	$20,448,937
Cost of sales	5,438,715	5,485,761	10,756,397	10,987,821
Gross profit	3,754,797	4,565,983	6,782,169	9,461,116

General and administrative expenses	2,354,800	2,581,671	4,695,505	4,846,712
Selling expenses	1,694,717	2,015,229	3,522,667	3,953,772
Research and development expenses	142,267	109,871	265,338	240,176
Operating (loss) income	(436,987)	(140,788)	(1,701,341)	420,456

Other expense, net:
Interest income	211,209	34,271	370,041	115,348
Interest expense	(278,089)	(1,640,103)	(581,972)	(2,558,560)
Change in fair value of Call Option	—	500,000	—	500,000
Change in fair value of Put Option	—	—	—	1,750,000
Other	28,192	36,743	19,810	47,228

Other expense, net	(38,688)	(1,069,089)	(192,121)	(145,984)

(Loss) income before income taxes	(475,675)	(1,209,877)	(1,893,462)	274,472

Provision for income taxes	6,049	48,000	14,217	87,000
Net (loss) income	$(481,724)	$(1,257,877)	$(1,907,679)	$187,472
Net (loss) income per common share:
Basic	$(.05)	$(.24)	$(.19)	$.04
Diluted	$(.05)	$(.24)	$(.19)	$.03

Weighted average number of common shares used in computation of net (loss) income per share:
Basic	9,948,623	5,270,487	9,942,269	4,839,004
Diluted	9,948,623	5,270,487	9,942,269	5,405,286